Exhibit 5

August 13, 2013

Novavax, Inc.

9920 Belward Campus Drive

Rockville, Maryland 20850

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 3,000,000 shares of common stock, $0.01 par value (the “Shares”), of Novavax, Inc., a Delaware corporation (the “Company”).  The Shares are issuable under the Company’s 2013 Employee Stock Purchase Plan (the “Plan”).

We are familiar with the actions taken by the Company in connection with the proposed issuance of the Shares.  For purposes of our opinion, we have examined and relied upon such documents, records, certificates, and other instruments as we have deemed necessary.  The opinions expressed below are limited to the General Corporation Law of the State of Delaware, including applicable provisions of the Delaware constitution and the reported cases interpreting those laws, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP